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                                                                    Exhibit 99.1

[Logo]                                            Nextel Communications, Inc.
                                                  1505 Farm Credit Dr.
                                                  McLean, VA  22102
Media:
NEXTEL
Bob Ratliffe   206-828-8686
206-979-4254
Analysts and Investors:
Paul Blalock  703-394-3500
PITTENCRIEFF
Jerry Bradford 915-690-5800

Nextel Improves Position in Southwest Through Acquisition of Pittencrieff Communications


McLEAN, VA, October 3, 1996 - Nextel Communications, Inc. (NASDAQ: CALL) and Pittencrieff Communications, Inc. (NASDAQ: PITC ) announced today that the two companies have reached a definitive agreement providing for an exchange of stock in a transaction whereby Pittencrieff would become a wholly owned subsidiary of Nextel, resulting in Nextel's ownership of Pittencrieff's specialized mobile radio ("SMR") operations, licenses and other assets, predominantly in the states of Texas, Oklahoma, New Mexico and Arizona.

"The Southwest is an important part of our national network strategy and this transaction will improve our overall spectrum position in the region. We will build upon our combined base and implement our recently introduced advanced digital technology in selected markets in this area in 1997," said Daniel Akerson, chairman and chief executive officer of Nextel. "Our ability to offer customers a region wide network throughout the Southwest will allow us to deliver on the promise this technology holds for mobile workers."

Under terms of the agreement, Nextel will issue a maximum of approximately 8.78 million shares in exchange for approximately 27.8 million fully diluted Pittencrieff shares. Shares will be exchanged at a basic rate of 1 registered Nextel share for each 3.17 Pittencrieff shares, subject to certain adjustments. The total valuation to the Pittencrieff shareholders is capped at $170 million which would result in a decrease in the number of Nextel shares to be issued to the Pittencrieff shareholders in the event Nextel's share price exceeds $19.36 as of closing. Based on the closing price of Nextel's shares at the end of trading on October 2, 1996, the current value of the transaction is $159 million.

"We have long respected Nextel as a leader in the SMR industry," stated Warren
D. Harkins, chairman and chief executive officer of Pittencrieff. "The combination of these two companies with Pittencrieff's strength in the Southwest and Nextel's strong position nationwide, will benefit our customers through expanded coverage and the introduction of Nextel's digital technology. As a result of the transaction, our shareholders will become owners of a well-capitalized, fast growing business in the rapidly changing world of wireless communications."

Pittencrieff, based in Abilene, Texas, currently has approximately 6000 800 MHz SMR channels covering a total population of over 27 million people. The company serves approximately 92,000 analog customer units throughout its market area which generate an average of $2.0 million of monthly service revenue. Upon completion of the transaction, Nextel will own over 15 MHz of spectrum in Dallas, Houston, Phoenix, Tulsa and Oklahoma City as well as significant spectrum positions in Albuquerque, Austin, Beaumont, Corpus Christi, El Paso, Fort Worth, San Antonio and Tucson.





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Completion of the transaction is subject to the satisfaction of various conditions contained in the definitive transaction agreements. The transaction is currently anticipated to close in the first half of 1997. The boards of directors of both companies have approved the transaction, however, it is subject to approval of appropriate regulatory bodies as well as the Pittencrieff shareholders.

Nextel, which recently relocated its headquarters to McLean, Virginia, is the nation's leading provider of fully integrated wireless communications. Nextel has the largest geographic footprint of any wireless carrier in the United States. The company is focused on providing business telecommunications customers the ability to stay in touch with individuals or groups that are important to them by using a single handset that goes beyond conventional cellular by combing the power of voice communication with push-to-talk instant conferencing, messaging and future data capabilities.

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